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                                                                     Exhibit 5.1

                          [McGuireWoods LLP Letterhead]

                                  March 5, 2002

CSX Corporation
One James Center
901 East Cary Street
Richmond, VA 23219

Ladies and Gentlemen:

     We have advised CSX Corporation, a Virginia corporation (the "Company"), in connection with (i) the Registration Statement on Form S-3 as amended (File No. 333-60134) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Company's debt securities, trust preferred securities (and related guarantee and agreement as to expenses and liabilities), common stock, preferred stock, securities warrants and depositary shares, from the sale of which the Company may receive proceeds of up to $1,000,000,000, to be offered from time to time by the Company on terms to be determined at the time of the offering and (ii) the issuance by the Company of up to $400,000,000 aggregate principal amount of the Company's 6.30% Notes due 2012 (the "Notes") as described in the Company's Prospectus, dated May 17, 2001, which is a part of the Registration Statement, and Prospectus Supplement, dated March 5, 2002 (the "Prospectus Supplement"), and pursuant to an indenture dated as of August 1, 1990, between the Company and JP Morgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented by a First Supplemental Indenture dated as of June 15, 1991, a Second Supplemental Indenture dated as of May 6, 1997, a Third Supplemental Indenture dated as of April 22, 1998, and a Fourth Supplemental Indenture dated as of October 30, 2001 (the indenture, as so supplemented, is herein called the "Indenture"), and the Action of Authorized Pricing Officers adopted as of March 5, 2002 (the "Action of Authorized Pricing Officers"), and the public offering of the Notes pursuant to an Underwriting Agreement, dated March 5, 2002 (the "Underwriting Agreement"), among the Company and the Underwriters named on
Schedule I thereto. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Registration Statement or the Indenture.

     We have examined such corporate records, certificates and other documents, and reviewed such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     On the basis of such examination and review, we advise you that, in our opinion, when the Notes have been duly issued and sold in the manner contemplated by the Registration


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March 5, 2002
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Statement and the Prospectus Supplement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture, as amended and supplemented, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and the incorporation of this opinion by reference in the Registration Statement and to references to us under the heading "Legal Opinions" in the Registration Statement and the heading "Legal Matters" in the Prospectus Supplement relating to the Notes. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.



                                Very truly yours,



                              /s/ McGuireWoods LLP